                                                                    Exhibit 12.1


                          BELDEN & BLAKE CORPORATION
                     RATIOS OF EARNINGS TO FIXED CHARGES
                         (CONTINUING OPERATION ONLY)



                                                                                                                 SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31                             JUNE 30
                                               -----------------------------------------------------------    ----------------------
                                                  1992        1993         1994        1995        1996         1996         1997
                                               ---------    --------     --------    --------    --------     --------    ---------

Income from continuing operations
    before income taxes                        $  1,585     $  5,262     $  6,510    $  8,410    $  21,760    $ 10,356      $ 8,502

Fixed charges:
    Interest expense                              2,200        3,187        3,503       6,073        7,383       3,824        3,715
    Interest portion of rent expense                360          344          215         464          500         250          347
    Amortization of debt issuance costs              71           83          130         164          202         101          100
                                               --------     --------     --------    --------    ---------    --------    ---------
          Total fixed charges                     2,631        3,614        3,848       6,701        8,085       4,175        4,162
                                               --------     --------     --------    --------    ---------    --------    ---------

Earnings before income taxes
    and fixed charges                          $  4,216     $  8,876     $ 10,358    $ 15,111    $  29,845    $ 14,531    $  12,664
                                               ========     ========     ========    ========    =========    ========    =========

Ratio of earnings to fixed charges                 1.6x         2.5x         2.7x        2.3x         3.7x        3.5x         3.0x
                                               ========     ========     ========    ========    =========    ========    =========